Exhibit 99.2

W&T Offshore, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended				Year Ended December 31, 2003
	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003
Operating revenues:
Oil and gas revenues	$116,904	$103,371	$101,951	$99,209	$421,435
Other	207	781	29	135	1,152

	117,111	104,152	101,980	99,344	422,587
Operating expenses:
Lease operating expenses	14,862	15,402	19,466	16,217	65,947
Production taxes	41	48	111	103	303
Gathering and transportation costs	1,876	2,562	2,971	2,501	9,910
Depreciation, depletion, and amortization	28,640	36,197	34,338	37,074	136,249
Asset retirement obligation accretion	1,834	1,833	1,834	1,942	7,443
General and administrative	3,323	12,758	3,402	3,429	22,912

	50,576	68,800	62,122	61,266	242,764

Income from operations	66,535	35,352	39,858	38,078	179,823
Other income (expense):
Interest and dividend income	106	78	50	45	279
Interest expense	(795)	(511)	(508)	(694)	(2,508)

	(689)	(433)	(458)	(649)	(2,229)

Income before income taxes	65,846	34,919	39,400	37,429	177,594
Income tax expense	23,046	12,222	13,790	12,098	61,156

Income before cumulative effect of a change in accounting principle	42,800	22,697	25,610	25,331	116,438
Cumulative effect of change in accounting principle (net of tax of $77)	144	—	—	—	144

Net income	42,944	22,697	25,610	25,331	116,582
Less: Preferred stock dividends	—	—	—	5,876	5,876

Net income applicable to common and common equivalent shares	$42,944	$22,697	$25,610	$19,455	$110,706

Basic earnings per common share:(1)
Income before cumulative effect of change in accounting principle	$5.63	$2.96	$3.25	$2.47	$14.26
Cumulative effect of change in accounting principle	0.02	—	—	—	0.02

Net income	$5.65	$2.96	$3.25	$2.47	$14.28

Diluted earnings per common share:(1)
Income before cumulative effect of change in accounting principle	$4.46	$2.35	$2.59	$2.47	$11.94
Cumulative effect of change in accounting principle	0.01	—	—	—	0.01

Net income	$4.47	$2.35	$2.59	$2.47	$11.95

(1)	The sum of the individual quarterly earnings per share does not agree with year-to-date earnings per share because each quarterly calculation is based on the income for that quarter and the weighted average number of shares outstanding during that quarter.

Exhibit 99.2

W&T Offshore, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended			Nine Months Ended September 30, 2004
	March 31, 2004	June 30, 2004	September 30, 2004
Operating revenues:
Oil and gas revenues	$123,118	$125,409	$120,381	$368,908
Other	149	650	153	952

	123,267	126,059	120,534	369,860
Operating expenses:
Lease operating expenses	17,368	18,441	17,147	52,956
Production taxes	45	57	73	175
Gathering and transportation costs	2,809	3,647	3,834	10,290
Depreciation, depletion, and amortization	37,375	43,261	33,663	114,299
Asset retirement obligation accretion	2,228	2,257	2,345	6,830
General and administrative	4,318	4,446	4,552	13,316

	64,143	72,109	61,614	197,866

Income from operations	59,124	53,950	58,920	171,994
Other income (expense):
Interest and dividend income	64	60	77	201
Interest expense	(660)	(610)	(455)	(1,725)

	(596)	(550)	(378)	(1,524)

Income before income taxes	58,528	53,400	58,542	170,470
Income tax expense	20,485	18,690	20,489	59,664

Net income	38,043	34,710	38,053	110,806
Less: Preferred stock dividends	—	300	300	600

Net income applicable to common and common equivalent shares	$38,043	$34,410	$37,753	$110,206

Earnings per common share:
Basic	$4.83	$4.36	$4.78	$13.97

Diluted	$3.85	$3.51	$3.85	$11.21

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